Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

cv therapeutics reports phase 1 data Showing PROOF OF CONCEPT FOR cvt-3619, A NOVEL POTENTIAL TREATMENT FOR CARDIOMETABOLIC DISEASES

-Dose and concentration dependent reduction of free fatty acids-

PALO ALTO, Calif., March 5, 2009 - CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that CVT-3619, a novel oral compound for potential treatment of cardiometabolic diseases, was well tolerated with no serious adverse events and was associated with a reduction of free fatty acids (FFA).

"Elevated FFA levels cause insulin resistance and have emerged as a major link between obesity, metabolic syndrome and atherosclerotic vascular disease.  CVT-3619 has great potential as a first-in-class pharmacological approach to normalize increased plasma FFA levels and address some of the downstream clinical consequences," said Dr. Guenther Boden, M.D., chief, section of endocrinology, diabetes and metabolism, professor of medicine at Temple University, Philadelphia.

This Phase 1, single-blind, placebo-controlled, single ascending dose study evaluated the safety, tolerability and pharmacokinetics of oral CVT-3619, a partial A1 adenosine receptor agonist, in 55 healthy and 23 obese volunteers. No clinically meaningful changes in heart rate or blood pressure were observed in the study.

"The exciting initial data from this clinical trial are consistent with our preclinical observations that CVT-3619 causes dose-dependent reductions of circulating FFA," said Luiz Belardinelli, M.D., senior vice president of clinical research and pharmacology at CV Therapeutics.

CVT-3619, in preclinical models, has been shown to bind to the A1 adenosine receptors on fat cells, called adipocytes, leading to a reduction in the breakdown of fats, also known as lipolysis, thereby resulting in a lowering of FFA . Preclinical studies have also shown that CVT-3619 improves insulin sensitivity reduces elevated triglycerides and lowers very low density lipoproteins and therefore may potentially raise high density lipoproteins.

The data showed CVT-3619 was safe and well tolerated in this study up to a single dose of the highest dose tested, 1,800 mg in healthy subjects and up to 1,500 mg in overweight or obese subjects, with no serious adverse events. The most common adverse event observed in the study was headache, which was evenly distributed through the groups, including placebo. In the same study, additional exploratory analyses of pharmacodynamic effects in healthy and obese volunteers show a dose dependent reduction in FFA.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Europe Ltd. is the company's European subsidiary based in the United Kingdom.

CV Therapeutics' approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

# # #